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                              FOR IMMEDIATE RELEASE


             TELEX AND EV INTERNATIONAL ANNOUNCE INTENTIONS TO MERGE


                  Minneapolis, MN and Buchanan, MI - January 5, 1998 - Telex Communications, Inc. and EV International, Inc. announced today that they intend to combine the companies in late January 1998. Both Telex and EVI are controlled by affiliates of Greenwich Street Capital Partners, Inc., the New York based private equity investment fund.

                  Greenwich Street Capital Partners believes that both the Telex and the EV International operations will substantially benefit from the merger. The combined companies will enjoy an extensive worldwide distribution network, multinational manufacturing expertise, and the research and development resources of both companies.

                  Telex Communications, Inc., a leader in the design, manufacture and marketing of sophisticated audio, wireless and multimedia communications equipment to commercial, professional and industrial customers, had net sales of $170.9 million during the fiscal year ended March 31, 1997.

                  EV International, Inc. is one of the largest manufacturers and marketers of high quality, high performance sound systems products for the professional audio market. EV International had net sales of $192.00 million for the fiscal year ended February 29, 1997.

                  Questions regarding the companies may be directed to Christine Vanden Beukel at Greenwich Street Capital Partners at telephone number 212-816-3662.